Exhibit 99.1
Shattuck Labs Reports Fourth Quarter and Full-Year 2025 Financial Results and Recent Business Highlights
–Phase 1 clinical trial of SL-325 ongoing, with data expected in the second quarter of 2026 –
–Phase 2 clinical trial of SL-325 in patients with Crohn’s disease expected to initiate in the third quarter of 2026 –
AUSTIN, TX and DURHAM, NC, March 5, 2026 – Shattuck Labs, Inc. (Shattuck or the Company) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of potential first-in-class monoclonal and bispecific DR3 blocking antibodies for the treatment of patients with inflammatory and immune-mediated diseases, today reported financial results for the fourth quarter and full year ended December 31, 2025 and provided recent business highlights.
“SL-325 is now the first DR3 blocking antibody to generate human clinical data, and we are very pleased with the progress we have made in our Phase 1 clinical trial, which is nearly complete. We look forward to sharing the data from this trial in the second quarter, and anticipate initiating our Phase 2 clinical trial in Crohn’s disease in the third quarter,” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck.
DR3 Program Development in 2025
Shattuck’s lead product candidate, SL-325, is a potentially first-in-class and best-in-mechanism DR3 blocking antibody for the treatment of Crohn’s disease, ulcerative colitis, and other inflammatory and immune-mediated diseases. Recent updates and anticipated upcoming milestones for SL-325, and Shattuck’s other DR3 blocking antibodies, include:
•The Phase 1 trial evaluating the safety, tolerability, immunogenicity, and pharmacokinetics (PK) of SL-325 in healthy volunteers is ongoing and progressing as planned, and will determine the recommended Phase 2 dose and dosing schedule.
▪Enrollment of all six single-ascending dose (SAD) cohorts is now complete, and full enrollment in the final multiple-ascending dose (MAD) cohort of the trial is expected to be completed in the second quarter of 2026.
•Shattuck expects to disclose safety and tolerability, PK, receptor occupancy, duration of receptor occupancy, and immunogenicity data from this trial in the second quarter of 2026.
•Subject to positive Phase 1 data and regulatory alignment, Shattuck expects to initiate a Phase 2 clinical trial of SL-325 in patients with Crohn’s disease in the third quarter of 2026.
•Shattuck continues to develop multiple DR3-based bispecific antibodies. Shattuck’s lead bispecific antibody has entered IND-enabling activities. This bispecific antibody was designed to inhibit both the DR3/TL1A axis and another biologically relevant target for the treatment of patients with inflammatory and immune-mediated diseases. Shattuck plans to disclose the targets of its lead bispecific product candidate, supporting preclinical data, and expected development timelines in the first half of 2026.
Appointment to Management Team
•Michael Choi, M.D., joined Shattuck Labs as Vice President of Clinical Development in November 2025. Dr. Choi brings extensive experience advancing inflammatory bowel disease programs, including as clinical lead at Morphic Therapeutic, where he led the development of MORF-057, its oral α4β7 antagonist. Earlier in his career, Dr. Choi served as Assistant Professor of Medicine at Harvard Medical School and Affiliated Faculty at the Harvard Stem Cell Institute. Dr. Choi received his medical degree from Cornell University, trained in Internal Medicine at UCSF, and completed his Gastroenterology Fellowship at Massachusetts General Hospital.

Recent Events
•Shattuck participated in the Piper Sandler 37th Annual Healthcare Conference on December 2, 2025. Dr. Schreiber presented at the conference and management participated in one-on-one meetings.
•Shattuck participated in the Evercore ISI 8th Annual HealthCONx Conference on December 3-4, 2025. Dr. Schreiber participated in a fireside chat and management participated in one-on-one meetings.
•Shattuck participated in the Piper Sandler Virtual Novel Targets in Immunology Symposium on February 12-13, 2026. Dr. Schreiber, Andrew R. Neill, Chief Financial Officer, and Michael Choi, M.D., Vice President of Clinical Development participated in a fireside chat.
•Shattuck participated in the TD Cowen 46th Annual Health Care Conference on March 2-4, 2026. Dr. Schreiber presented at the conference and management participated in one-on-one meetings.
Upcoming Events
•Shattuck plans to attend the following investor conference. Details will be included on the Events & Presentations section of the Company’s website.
•Leerink Global Healthcare Conference 2026 (Miami, FL), March 8-11, 2026. Dr. Schreiber will present at the conference and participate in one-on-one meetings.
Capital Markets Update
•In the first quarter of 2026, Shattuck sold shares of its common stock under its at-the-market offering facility for aggregate gross proceeds of $21.4 million. As a result of these sales, accounts advised by T. Rowe Price Investment Management, Inc. reported beneficial ownership of more than 10% of the Company’s outstanding common stock.
•As of February 28, 2026, cash and cash equivalents and short-term investments were approximately $94.5 million (unaudited), which includes the gross proceeds of $21.4 million from sales of Shattuck’s common stock under its at-the-market offering facility, as described above. This amount is preliminary, has not been audited or reviewed by the Company’s independent registered public accounting firm, and is subject to change upon completion of the Company’s financial closing procedures.
Fourth Quarter and Full-Year 2025 Financial Results
•Cash and Cash Equivalents and Investments: As of December 31, 2025, cash and cash equivalents and short-term investments were approximately $78.1 million, as compared to $73.0 million as of December 31, 2024.
•Research and Development (R&D) Expenses: R&D expenses were $9.1 million for the quarter ended December 31, 2025, as compared to $15.4 million for the quarter ended December 31, 2024. R&D expenses for the year ended December 31, 2025 were $35.3 million, as compared to $67.2 million for the year ended December 31, 2024. This full year decrease was a result of the discontinuation of the SL-172154 program and related workforce reductions and other pipeline compound costs, partially offset by an increase in SL-325 expenses primarily as a result of moving SL-325 into clinical development in 2025.
•General and Administrative (G&A) Expenses: G&A expenses were $4.3 million for the quarter ended December 31, 2025, as compared to $4.2 million for the quarter ended December 31, 2024. General and administrative expenses for the year ended December 31, 2025 were $17.2 million, as compared to $19.1 million for the year ended December 31, 2024. This full year decrease was primarily the result of a decrease in compensation and related benefit expenses as a result of workforce reductions in 2024 as well as a decrease in legal fees.
•Net Loss: Net loss was $12.6 million for the quarter ended December 31, 2025, or $0.12 per basic and diluted share, as compared to a net loss of $18.7 million for the quarter ended December 31, 2024, or $0.37 per basic and diluted share. Net loss for the year ended December 31, 2025 was $48.8 million, or $0.70 per basic and diluted share, as compared to $75.4 million, or $1.49 per basic and diluted share, for the year ended December 31, 2024.
Financial Guidance
As of December 31, 2025, cash and cash equivalents and short-term investments were approximately $78.1 million. Shattuck’s current cash and cash equivalents and short-term investments, including the gross proceeds from its sale of common stock under its at-the-market offering facility of $21.4 million in the first quarter of 2026, and assuming the full exercise of the outstanding common stock warrants, are expected to fund operations into 2029. This cash runway guidance is based on the Company’s current operational plans and excludes any additional capital that may be received, proceeds from business development transactions, and/or additional costs associated with clinical development activities that may be undertaken.
About SL-325
SL-325 is a potential first-in-class Death Receptor 3 (DR3) blocking antibody designed to achieve a complete and durable blockade of the clinically validated DR3/TL1A pathway. Shattuck’s preclinical studies demonstrate high affinity binding and superior activity over TL1A antibodies, and offer a data-driven rationale for targeting the TNF receptor, DR3, versus its ligand, TL1A. SL-325 is a fully Fc-silenced, humanized immunoglobulin G monoclonal antibody with a favorable safety profile in non-human primates, currently being evaluated in a Phase 1 clinical trial.
About Shattuck Labs, Inc.
Shattuck Labs, Inc. is a clinical-stage biotechnology company pioneering the development of potentially first-in-class monoclonal and bispecific DR3 blocking antibodies for the treatment of patients with inflammatory and immune-mediated diseases. Shattuck’s expertise in protein engineering and the development of novel TNF receptor therapeutics come together in its lead program, SL-325, a potentially first-in-class DR3 antagonist antibody designed to achieve a more complete blockade of the clinically validated DR3/TL1A pathway. The Company has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding: plans for our preclinical studies, clinical trials and research and development programs, particularly with respect to SL-325; the anticipated timing of release of data from our ongoing Phase 1 clinical trial of SL-325; the expected timing of enrollment in the MAD cohort of our Phase 1 clinical trial of SL-325; the anticipated timing of initiation of a Phase 2 clinical trial of SL-325 in patients with Crohn’s disease; the clinical benefit, safety and tolerability of SL-325; anticipated development of additional preclinical pipeline candidates the timing of nomination, release of preclinical data and development timelines of a lead bispecific antibody candidate; and expectations regarding the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in our filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our preclinical studies and clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; our expectations regarding the overall benefit of the strategic prioritization of our pipeline; liquidity and capital resources; and other risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent disclosure documents filed with the SEC. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.
Investor & Media Contact:
Andrew Neill
Chief Financial Officer
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

FINANCIAL INFORMATION
SHATTUCK LABS, INC.
BALANCE SHEETS
(In thousands)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$54,192	$57,387
Investments	23,873	15,600
Prepaid expenses and other current assets	4,410	6,228
Total current assets	82,475	79,215
Property and equipment, net	6,114	9,812
Investment in related party	1,000	—
Other assets	1,437	2,022
Total assets	$91,026	$91,049

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,101	$2,419
Accrued expenses and other current liabilities	4,951	6,498
Total current liabilities	7,052	8,917
Non-current operating lease liabilities	1,584	2,506
Total liabilities	8,636	11,423
Stockholders’ equity:
Common stock	7	5
Additional paid-in capital	512,906	461,339
Accumulated other comprehensive income	6	2
Accumulated deficit	(430,529)	(381,720)
Total stockholders’ equity	82,390	79,626
Total liabilities and stockholders’ equity	$91,026	$91,049

SHATTUCK LABS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2025	2024	2025	2024
Related party license revenue	$—	$—	$1,000	$—
Collaboration revenue	—	—	—	5,721
Total revenue	—	—	1,000	5,721
Operating expenses:
Research and development	9,057	15,395	35,273	67,211
General and administrative	4,316	4,246	17,235	19,077
Expense from operations	13,373	19,641	52,508	86,288
Loss from operations	(13,373)	(19,641)	(51,508)	(80,567)
Other income (expense):
Interest income	804	959	2,703	5,174
Other income (expense)	(24)	3	(4)	(17)
Total other income	780	962	2,699	5,157
Net loss	$(12,593)	$(18,679)	$(48,809)	$(75,410)
Unrealized gain (loss) on investments	6	(50)	4	(2)
Comprehensive loss	$(12,587)	$(18,729)	$(48,805)	$(75,412)
Basic and Diluted Per Common Share Data:
Net loss per share - basic and diluted	$(0.12)	$(0.37)	$(0.70)	$(1.49)
Weighted-average shares outstanding - basic and diluted	103,782,503	50,840,259	69,584,937	50,758,290